EXHIBIT 99.2

     ResCare Announces Definitive Agreement with Training Company

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Nov. 2, 2004--ResCare, Inc. (NASDAQ/NM:RSCR), the nation's leading provider of residential, training, educational and support services for people with special needs, announced today that it has signed a definitive agreement to purchase the operating assets and business of TTI America, Inc. (TTI), a training and employment company doing business in California and Florida. Headquartered in Van Nuys, California, TTI provides services to adults who have lost their jobs or face some barrier to employment. TTI is expected to generate approximately $19 million in annual revenue and would become part of Arbor E&T in ResCare's Division for Training Services. The transaction is subject to regulatory and other customary approvals and should close in the fourth quarter.
    TTI's services are provided primarily through "one-stop" programs, which are convenient service sites that enable job seekers and employers to receive government assistance, employment or training-related services at a single location.
    "TTI America is an excellent operation that fits well into ResCare's mission and culture," said Ronald G. Geary, ResCare chairman, president and chief executive officer. "The acquisition will further expand our Education and Training efforts begun in 2003 with Arbor E&T, and it makes ResCare the second largest private operator of one stops in the nation."
    ResCare, founded in 1974, offers services to some 34,000 people in 33 states, Washington, D.C., Puerto Rico and Canada. ResCare is a human service company that provides residential, therapeutic, job training and educational supports to people with developmental or other disabilities, to youth with special needs and to adults who are experiencing barriers to employment. The Company is based in Louisville, KY. More information about ResCare is available on the Company's web site at http://www.rescare.com.

    The Company from time to time makes forward-looking statements in its public disclosures, including statements relating to revenues that might be expected from new or acquired programs and facilities, other statements regarding development and acquisition activities, statements regarding reimbursement under federal and state programs and statements regarding various trends favoring downsizing, deinstitutionalization and privatization of government programs. In the Company's filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause the Company's results to differ materially from those contained in such forward-looking statements. Reference is hereby made to such disclosures.

    CONTACT: ResCare, Inc.
             Nel Taylor, 502-394-2100